UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 6, 2015 (June 30, 2015)

Bob Evans Farms, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-1667	31-4421866
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8111 Smith’s Mill Road, New Albany, Ohio	43054
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code): (614) 491-2225

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.02(b) – Departure of Named Executive Officer

The Company had previously reported that Joseph R. Eulberg, Executive Vice President, Human Resources, was no longer employed by the Company. His last day of employment was effective May 15, 2015. On June 25, 2015 the Company entered into a Severance Agreement and General Release with Mr. Eulberg which became effective on June 30, 2015 after a seven day revocation period.

Mr. Eulberg will generally be paid severance compensation pursuant to the Company’s executive severance plan in return for a release of claims and a non-compete agreement. Mr. Eulberg is being provided (1) up to one year in base salary payable in 26 even payments (which stop upon employment), for a maximum of $311,240; (2) a lump sum payment for benefits of $10,960; (3) a lump sum payment of $22,376 as the fiscal year 2015 bonus awarded by the Compensation Committee; and (4) the acceleration of vesting of a portion of his equity grants providing him with shares of common stock having a value of $174,955. All amounts shown are the gross payments subject to Federal, state and local taxes. Mr. Eulberg was also entitled to receive his vested benefits in the Company’s 401K Plan and deferral plan, but was not vested and did not receive a SERP benefit.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Severance Agreement and General Release between the Company and Mr. Eulberg effective on June 30, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOB EVANS FARMS, INC.

Date: July 6, 2015	By:	/s/ Kevin C. O’Neil
Kevin C. O’Neil, Vice President, Associate General Counsel and Assistant Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1	Severance Agreement and General Release between the Company and Mr. Eulberg effective on June 30, 2015